As filed with the Securities and Exchange Commission on April 25, 2025

No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Charter Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	400 Washington Blvd. Stamford, Connecticut 06902	84-1496755 (I.R.S. Employer Identification No.)
or organization)	(Address including zip code of Principal Executive Offices)

Charter Communications, Inc. 2025 Employee Stock Purchase Plan

(Full title of the plans)

Jamal H. Haughton
Executive Vice President, General Counsel and Corporate Secretary
Charter Communications, Inc.
400 Washington Blvd. Stamford,

Connecticut 06902

(203) 428-0238

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Charter Communications, Inc., a Delaware corporation (the “Company” or the “Registrant”) to register 1,500,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), under the 2025 Employee Stock Purchase Plan (the “Plan”) with the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Plan consists of two separate and distinct components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The “Section 423 Component” is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code of 1986 (the “Code”) and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The “Non-Section 423 Component” authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code and the grant of matching restricted stock unit awards, and shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to holders as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by the Registrant, are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on January 31, 2025;

(b)	The Registrant's Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 13, 2025 (to the extent specifically incorporated by reference into our Annual Report on Form 10-K);

(c)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on April 25, 2025;

(d)	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 19, 2025, February 27, 2025, and April 25, 2025 (excluding any information furnished but not filed); and

(e)	The description of the Company’s securities registered under Section 12 of the Exchange Act, which is contained in Exhibit 4.113 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on January 31, 2025, including all amendments and reports filed with the SEC for purposes of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished but not filed) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters will be passed upon for us by Jamal H. Haughton, who serves as our Executive Vice President, General Counsel and Corporate Secretary. Mr. Haughton is a salaried employee and earns stock-based compensation of our Common Stock. Pursuant to various stock and employee benefit plans, Mr. Haughton is eligible to purchase and receive shares of our Common Stock and to receive options to purchase shares of our Common Stock.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”) authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Article SEVENTH of the Registrant’s amended and restated certificate of incorporation, as amended, provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL. Article TWELFTH of the Registrant’s amended and restated certificate of incorporation, as amended, provides that an officer of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as an officer, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL.

Article X of the Registrant’s amended and restated bylaws require the Registrant, to the fullest extent authorized by the DGCL, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL. The Registrant maintains and plans to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the Registrant’s amended and restated certificate of incorporation, as amended, and the Registrant’s amended and restated bylaws.

The Registrant has entered into indemnification agreements that require it to indemnify each of its directors and officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of the Registrant or any of its subsidiaries. The Registrant is obligated to pay the expenses of these persons in connection with any claims that are subject to the applicable agreement.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Charter Communications, Inc. dated as of May 18, 2016, as amended by Certificate of Amendment to Amended and Restated Certificate of Incorporation of Charter Communications, Inc., dated as of April 23, 2024 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by Charter Communications, Inc. on July 26, 2024 (File No. 001-33664))
4.2	Amended and Restated By-laws of Charter Communications, Inc. as of October 24, 2023 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by Charter Communications, Inc. on October 27, 2023 (File No. 001-33664))
4.3	Charter Communications, Inc. 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Charter Communications, Inc. on April 25, 2025 (File No. 001-33664))
5.1*	Opinion of Jamal H. Haughton, Executive Vice President, General Counsel and Corporate Secretary of Charter Communications, Inc.
23.1*	Consent of KPMG LLP
23.2*	Consent of Jamal H. Haughton, Executive Vice President, General Counsel and Corporate Secretary of Charter Communications, Inc. (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature pages of this Form S-8)
107*	Filing Fee Table

* Filed herewith.

In accordance with the requirements of Item 8(a)(2) of Part II of Form S-8, the Registrant will submit or has submitted the Plan, and any amendments thereto, to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on April 25, 2025.

Charter Communications, Inc.

By:	/s/ Kevin D. Howard
Name:	Kevin D. Howard
Title:	Executive Vice President, Chief Accounting Officer and Controller

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jamal H. Haughton and Kevin D. Howard and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 25, 2025.

Signature	Title

/s/ Christopher L. Winfrey	President and Chief Executive Officer, Director
Christopher L. Winfrey	(Principal Executive Officer)

/s/ Jessica M. Fischer	Chief Financial Officer
Jessica M. Fischer	(Principal Financial Officer)

/s/ Kevin D. Howard	Executive Vice President, Chief Accounting Officer and Controller
Kevin D. Howard	(Principal Accounting Officer)

/s/ Eric L. Zinterhofer	Non-Executive Chairman of the Board (Director)
Eric L. Zinterhofer

/s/ W. Lance Conn	Director
W. Lance Conn

/s/ Kim C. Goodman	Director
Kim C. Goodman

/s/ John D. Markley, Jr.	Director
John D. Markley, Jr.

/s/ David C. Merritt	Director
David C. Merritt

Signature	Title

/s/ Steve Miron	Director
Steve Miron

/s/ Balan Nair	Director
Balan Nair

/s/ Michael Newhouse	Director
Michael Newhouse

/s/ Martin E. Patterson	Director
Martin E. Patterson

/s/ Mauricio Ramos	Director
Mauricio Ramos

/s/ Carolyn J. Slaski	Director
Carolyn J. Slaski

/s/ J. David Wargo	Director
J. David Wargo